Exhibit 10.11

Management Agreement

This Management Agreement (the "**Agreement**") is entered into on 31 July 2024 by:

Party A: Smart Key International Consultant Company Limited

Party B: Grand Century Holding Company Limited

Reticles:

- Party A and Party B are commonly controlled companies;
- Party A is responsible majorly for back office administration;
- The Agreement is to clarify, to ratify and to restate terms and charges of Party A to Party B

Party A and Party B entered into the Agreement with the following terms and conditions:

1. For office and warehouse located at Unit 08-16, 22/F., CEO Tower, 77 Wing Hong Street, Cheung Sha Wan, Kowloon (the "**Property**"):
   a. Party B will share gross floor area of two units (777s.f. and 1,146s.f.) in total of 1,923 s.f., which is about one-third of the total gross floor area 5,832 s.f. of the Property;
   b. Party A and Party B agrees that Party B shall share and pay Party A HK$38,460 monthly, which is about one-third of total rental includes property management fees, and government land rent and rates; and
   c. The shared rent is subject to adjusted according to the rent to be charged by the landlord of the Property.
2. For office expenses, Party A and Party B agrees:
   a. Party B shall pay Party A about one-third of monthly utilities bills which is based on the area size shared by Party B, from 1 July, 2024
   b. The share ratio of monthly utilities is subject to be reviewed every two years.
3. Terms of the Agreement:
   a. The Agreement is effective from the date on which both parties have signed; and
   b. The Agreement will be reviewed when there is new removal of office premises.

The Agreement is effective immediately when both parties are duly signed:

For and on behalf of:
Smart Key International Consultant Company Limited

Ng Hon Kin, Director

For and on behalf of
Grand Century Holding Company Limited

Suzanne Chan, CFO